As filed with the Securities and Exchange Commission on October 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

La Rosa Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	6531	87-1641189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1420 Celebration Blvd., 2nd Floor

Celebration, FL 34747

(321) 250-1799

(Address of Principal Executive Offices)

La Rosa Holdings Corp. 2022 Equity Incentive Plan

Joseph La Rosa

Chief Executive Officer

1420 Celebration Blvd., 2nd Floor

Celebration, FL 34747

(Name and Address of Agent For Service)

(321) 250-1799

(Telephone number, Including Area Code, of Agent For Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Ross D. Carmel, Esq.

 Philip Magri, Esq.
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor

New York, NY 10036
(646) 838-1310

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s prospectus filed with the Commission on October 10, 2023 pursuant to Rule 424(b)(1) under the Securities Act, relating to the Registrant’s registration statement on Form S-1 as originally filed with the Commission on April 19, 2022 (File No. 333-264372), as amended;

(b) The description of the Registrant’s common stock, par value $0.0001 per share, which is contained in the Registrant’s Registration Statement on Form 8-A12b (File No. 001-41588), filed with the Commission on January 6, 2023, as amended by the Registration Statement on Form 8-A12b/a (001-41588), filed with the Commission on April 27, 2023; and

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on October 13, 2023, and October 19, 2023.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated articles of incorporation provide that, to the fullest extent permitted by the laws of the State of Nevada, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Registrant. Such right of indemnification is not exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under our amended and restated articles of incorporation. The indemnification provided will continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

The amended and restated articles of incorporation further provide that the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Registrant would have the power to indemnify such person.

The bylaws provide that the Registrant shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that, if the Nevada Revised Statutes require, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

Notwithstanding the foregoing, no advance shall be made by the Registrant to an executive officer of the Registrant (except by reason of the fact that such executive officer is or was a director of the Registrant, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant.

The Registrant has also executed an Indemnification Agreement with each non-employee director pursuant to which the Registrant has agreed to indemnify and hold harmless each director to the fullest extent permitted by law if he or she was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that the director believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (a “Claim”) by reason of (or arising in part or in whole out of) any event or occurrence related to the fact that the director is or was or may be deemed a director (or performed duties in another capacity) of the Registrant, or any subsidiary of the Registrant, or is or was or may be deemed to be serving at the request of the Registrant as a director (or performing duties in another capacity) of another entity, or by reason of any action or inaction by such director while serving in such capacity including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or any claim asserted) under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise or which relate directly or indirectly to any securities of the Registrant or to any fiduciary obligation owed with respect thereto or as a direct or indirect result of any Claim made by any stockholder of the Registrant against the director and arising out of or related to any round of financing of the Registrant, or made by a third party against the director based on any misstatement or omission of a material fact by the Registrant in violation of any duty of disclosure imposed on the Registrant by federal or state securities or common laws against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, acting as a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if, and only if, such settlement is approved in advance by the Registrant) of such Claim and any federal, state, local or foreign taxes imposed on the director as a result of the actual or deemed receipt of any payments under the indemnity agreement. If such indemnification is not permitted, then the Registrant may contribute to the above expenses as described in the agreement and the Registrant will advance such expenses incurred. Notwithstanding the above, the Registrant will not ultimately indemnify a director for: (i) successful Claims that he or she violated Section 16(b) of the Exchange Act; (ii) any reimbursement to the Registrant for accounting restatements; (ii) the payment to the Registrant of profits arising from the purchase and sale by the director of securities in violation of Section 306 of the Sarbanes-Oxley Act; (iii) claims brought by the director (except to enforce the indemnity agreement); (iv) for Claims determined by a final court decision that the indemnification is unlawful; (v) Claims determined by a final court decision that the director committed fraud; or (vi) where insurance has covered the director’s expenses.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Registrant in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Incorporated by Reference				Filed Herewith
		Schedule Form	File Number	Exhibit	Filing Date

4.1	Articles of Incorporation of La Rosa Holdings Corp.	S-1/A	333-264372	3.1	September 1, 2023

4.2	Amended and Restated Articles of Incorporation of La Rosa Holdings Corp.	S-1/A	333-264372	3.2	September 1, 2023

4.3	Bylaws of La Rosa Holdings Corp.	S-1/A	333-264372	3.3	September 1, 2023

4.4	Certificate of Amendment to Articles of Incorporation for 3.5 for 1 reverse stock split	S-1/A	333-264372	3.4	September 1, 2023

4.5	Certificate of Correction of Certificate of Amendment to Articles of Incorporation for 10 for 1 reverse stock split	S-1/A	333-264372	3.5	September 1, 2023

4.6	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock	S-1/A	333-264372	3.6	April 26, 2023

4.7	Certificate of Amendment to Articles of Incorporation for 2 for 1 forward stock split	S-1/A	333-264372	3.7	April 26, 2023

4.6	2022 Equity Incentive Plan	S-1/A	333-264372	10.1	September 1, 2023

4.7	Form of Stock Option Agreement	S-1/A	333-264372	10.2	September 1, 2023

4.8	Form of Restricted Stock Unit Agreement	S-1/A	333-264372	10.66	September 1, 2023

4.9	Form of Amendment to Restricted Stock Unit Agreement	S-1/A	333-264372	10.67	September 1, 2023

5.1	Opinion of Sichenzia Ross Ference Carmel LLP					X

23.1	Consent of Marcum LLP					X

23.2	Consent of Rosenberg Rich Baker Berman, P.A.					X

23.3	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included in the signature pages hereto)					X

107	Filing Fee Table					X

Item 9. Undertakings.

Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Celebration, Florida, on the 20th day of October 2023.

LA ROSA HOLDINGS CORP.

By:	/s/ Joseph La Rosa
Name:	Joseph La Rosa
Title:	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Joseph La Rosa and Kent Metzroth, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph La Rosa	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	October 20, 2023
Joseph La Rosa

/s/ Kent Metzroth	Executive Vice President and Chief Financial Officer (Chief Financial and Accounting Officer)	October 20, 2023
Kent Metzroth

/s/ Michael A. La Rosa	Director	October 20, 2023
Michael A. La Rosa

/s/ Ned L. Siegel	Director	October 20, 2023
Ned L. Siegel

/s/ Thomas Stringer	Director	October 20, 2023
Thomas Stringer

/s/ Jodi R. White	Director	October 20, 2023
Jodi R. White